Dan Marino –“NFL Hall of Fame Quarterback” Joins Corporate Resource Services

NEW YORK, N.Y. – June 5, 2013 -- Former NFL Quarterback Dan Marino has joined Corporate Resource Services, Inc. (OTCBB: CRRS) as a shareholder and business development advisor.

Corporate Resource Services (CRS) is a diversified staffing, recruiting, and consulting services firm providing managed services and trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Cloud Based Services, Creative Services, Hospitality, Retail, General Business and Light Industrial work.

“CRS is very excited to announce our relationship with Dan Marino,” said Mark Levine, Chief Operating Officer of Corporate Resource Services, Inc. “Dan is not only a legend on the field but he is a renowned businessman and business leader. Dan will assist CRS in reaching its company goals and help ensure increased market share in the staffing industry.”

Dan Marino is one of the greatest quarterbacks in American football history. He has broken over 40 NFL records and led the Miami Dolphins to 10 playoffs in his 17 year career. He was inducted into the NFL Hall of Fame in 2005. In addition to his current business pursuits he also runs the Dan Marino Foundation, which has contributed over $42 million in autism research.

Dan’s role with CRS will be to interface with current and new clients and represent CRS to a new consumer-facing web destination. The primary goal will be to bring America back to work! Marino will be interacting with CRS shareholders at annual events. CRS with Dan will build the first 21st century all-service staffing business, from technology SaaS and Cloud Services for employers across America to every aspect of staffing services.

“I am excited to join the team at CRS and Help Put Paychecks in the Hands of Americans”,  said Dan Marino.  “I personally spent time visiting with the CRS offices and was amazed with the opportunities the CRS team has in getting people new jobs.  CRS impressed me as an up and coming leader in a rapidly growing industry with unlimited growth potential over the next several years.  I am looking forward to working with CRS and its management team to grow the business to new levels."

“By having Dan on our team, we will be able to leverage his business development skills and capture additional candidates and clientele for CRS.” said John P. Messina, CEO of Corporate Resource Services, Inc. “Dan has a long list of contacts in many areas of business and by joining forces with Dan; we will be able to enhance our business relationships to a new level”.   This is an exciting time for CRS and our shareholders will realize increased value as we continue to implement initiatives to increase profitability with Dan Marino.”

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides diversified staffing, recruiting, and consulting services and offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 207 staffing and on-site facilities in 37 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies.  To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Media Contact:

Candace DeLeonardis

727-692-0283

cdeleonardis@sdominicgroup.com